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                                                                    Exhibit 3.45
                            CERTIFICATE OF FORMATION
                                       OF
                     ACUTE EXTRACORPOREAL SERVICES, L.L.C.



FIRST: The name of the limited liability company is ACUTE EXTRACORPOREAL SERVICES, L.L.C. (the "Company").

SECOND: The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 in the county of New Castle. The name of the Company's registered agent is The Corporation Trust Company.

THIRD: The latest date on which the Company is to dissolve is December 31, 2050.

FOURTH: The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ACUTE EXTRACORPOREAL SERVICES, L.L.C. this 1st day of December, 1998.

                                              /s/ Margaret M. Scholand
                                       ---------------------------------------
                                       Margaret M. Scholand, Authorized Person